Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this 8-K of ConnectM Technology Solutions, Inc. (the “Company”) to be filed on November 21, 2024, of our report dated November 18, 2024, with respect to our audit of the financial statements of Delivery Circle, LLC as of December 31, 2023, and for the year then ended listed in the accompanying index.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

November 21, 2024